EXHIBIT 4.17

AGREEMENT AS TO EXPENSES AND LIABILITIES

AGREEMENT dated as of              between SMITHFIELD FOODS, INC., a Virginia corporation (“Smithfield”), and SMITHFIELD CAPITAL TRUST I, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust intends to issue its             % Common Securities (the “Common Securities”) to, and purchase             % Junior Subordinated Debentures (the “Debentures”) from, Smithfield, and to issue and sell its             % Trust Preferred Securities (the “Trust Preferred Securities”) with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of             , as the same may be amended from time to time (the “Trust Agreement”);

WHEREAS, Smithfield will directly or indirectly own all of the Common Securities of the Trust and will issue the Debentures;

NOW, THEREFORE, in consideration of the purchase by each holder of the Trust Preferred Securities, which purchase Smithfield hereby agrees shall benefit Smithfield and which purchase Smithfield acknowledges will be made in reliance upon the execution and delivery of this Agreement, Smithfield and the Trust hereby agree as follows:

ARTICLE I

GUARANTEE BY SMITHFIELD

1.1 Guarantee by Smithfield. Subject to the terms and conditions hereof, Smithfield hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the “Beneficiaries”) the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, “Obligations” means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Preferred Securities and any Trust Common Securities the amounts due such holders pursuant to the terms of the Trust Preferred Securities and Trust Common Securities, respectively. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

1.2 Terms of Agreement. This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Trust Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Trust Preferred Securities Guarantee Agreement dated the date hereof between Smithfield and

                    , as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

1.3 Waiver of Notice. Smithfield hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Smithfield hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

1.4 No Impairment. The obligations, covenants, agreements and duties of Smithfield under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

(b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

(c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Smithfield with respect to the happening of any of the foregoing.

1.5 Enforcement. A Beneficiary may enforce this Agreement directly against Smithfield, and Smithfield waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Smithfield.

1.6 Subrogation. Smithfield shall be subrogated to all rights (if any) of the Trust in respect of any amounts paid to the Beneficiaries by Smithfield under this Agreement; provided, however, that Smithfield shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

ARTICLE II

BINDING EFFECT

2.1 Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Smithfield and shall inure to the benefit of the Beneficiaries.

2.2 Amendment. So long as there remains any Beneficiary or any Trust Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

2.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same by personal delivery, by facsimile transmission or by first-class mail, addressed as follows (and if so given, shall be deemed given when so delivered, upon receipt of confirmation if by facsimile, or three days after mailed if by first-class mail):

If to the Trust:

Smithfield Capital Trust I

c/o Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Treasurer

Telecopy No.:

If to Smithfield:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Treasurer

Telecopy No.:

2.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia (without regard to conflict of laws principles).

THIS AGREEMENT is executed as of the day and year first above written.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

SMITHFIELD CAPITAL TRUST I

By:
as Administrative Trustee